Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
President & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

DALLAS, TX., May 11, 2006 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the first quarter ended March 31, 2006.

For the first quarter 2006, consolidated revenues increased 8.0 percent to $22.8 million as compared to $21.1 million in the three months ended March 31, 2005. Consolidated net loss was $736,000, or $0.09 per share for the three months ended March 31, 2006, as compared to $1,216,000, or $0.15 per share, for the three months ended March 31, 2005. The net loss in the first quarter 2006 reflected normal seasonality combined with approximately $105,000 in severance costs related to the consolidation of the Company’s home improvement subsidiaries, and $250,000 in additional costs associated with accelerating the Company’s expansion program with The Home Depot. The additional $355,000 in expenses, on an after tax basis, accounted for $0.03 of the total loss per share.

“Our financial performance in the first quarter was in line with our internal expectations and reflected improved operating results in each of our business segments,” commented Murray H. Gross, chairman, president and chief executive officer of US Home Systems, Inc. “We believe that this performance demonstrates the effectiveness of our restructuring plans that we began in 2005 and we expect to continue to generate margin improvements and efficiencies throughout 2006.”

USHS is engaged in two lines of business; the home improvement and the consumer finance business. The Company’s home improvement principal product lines include kitchen and bathroom cabinetry and cabinet refacing products, and wood decks and related accessories. The Company’s consumer finance business purchases retail installment obligations from residential remodeling contractors throughout the United States.

Home Improvement Segment - During the three months ended March 31, 2006 USHS continued its expansion program with The Home Depot opening three new kitchen refacing sales and installation centers in Florida to serve the Jacksonville, Orlando, Tampa, St. Petersburg, Ft. Meyers and Ft. Lauderdale markets, and a sales and installation center in Hartford, Connecticut to service the greater Connecticut marketplace. In addition, USHS converted its Long Island, New York center, where it previously marketed its kitchen refacing products under the Century 21 Home Improvements brand, to service The Home Depot customers in the greater New York metropolitan area. USHS also commenced offering wood decks in the New York and northern New Jersey markets through its existing sales and installation centers. At March 31, 2006, USHS’s kitchen products were available to The Home Depot customers in approximately 1,200 stores (of which 625 also offered its bath products) as compared to 395 stores at March 31, 2005 (all of which offered bath products). Wood deck products were being offered in approximately 500 stores at March 31, 2006 as compared to 330 stores at March 31, 2005.

Revenues in the home improvement segment increased 7.9 percent to $21,177,000 in the first quarter 2006 from $19,623,000 in the first quarter 2005. Gross profit margin improved to 48.7 percent of revenues as compared to 46.5 percent of revenues in the first quarter of last year. Net loss in the home improvement segment was $674,000 for the three months ended March 31, 2006 as compared

USHS REPORTS FIRST QUARTER 2006 RESULTS    PAGE TWO

with a net loss of $1,095,000 for the three months ended March 31, 2005. As previously discussed, the net loss reflected lower first quarter revenues due to seasonality, and higher expenditures for recruiting, training and severance expenses.

“Although our revenues increased from the prior year quarter, our home improvement business remains subject to seasonal trends which has historically resulted in lower revenues and consequently, operating losses in the first calendar quarter”, said Murray Gross. “However, during the current quarter we began to see appreciable results from restructuring our deck business. The consolidation of our deck manufacturing operations and our program to increase the utilization of subcontractors to complete deck installations have contributed to improved gross profit margins. Our consolidation of the kitchen and deck business units is contributing to reduced costs in sales, marketing and administrative expenses, and we have seen a 15 percent increase in new sales orders for deck products as compared to the prior year same quarter. We intend to further consolidate and leverage our existing infrastructure and facilities to include our deck product through the remainder of 2006.”

Mr. Gross continued, “Although our revenues are seasonally lower in the first quarter, we typically see new sales orders build momentum during the first quarter translating into improved second quarter results. This cycle, is reflected in our first quarter home improvement new sales orders which increased 18.6 percent to $26.7 million from $22.5 million in the prior year first quarter. We generated $15.2 million in new sales orders in April 2006, an increase of approximately 35.7 percent from $11.2 million in April 2005. We believe these results reflect the benefit of our investment in additional recruiting and training in the first quarter.”

Consumer Finance Operations: –Revenues from the consumer finance segment were $1,644,000 in the first quarter 2006, as compared with $1,505,000 in the prior year quarter. The revenue increase reflected growth in the Company’s retail installment obligations (RIO) portfolio resulting from a reduction in the number of early payoffs of RIOs and increased purchases of RIOs during the period.

Net loss for the finance segment was $62,000 in the first quarter 2006 as compared with $121,000 net loss for the same prior year period. The reduced net loss reflects higher revenues combined with reduced loan losses and general and administrative expenses offset by higher interest expenses resulting principally from increased interest rates.

“During 2005 we experienced a significant number of rapid and early payoffs of RIOs due to changes in the refinancing environment”, said Mr. Gross. “We have seen a decline in early payoffs during the first quarter indicating that the lending environment has improved and this, coupled with our strategic plan to increase our customer base, gives us confidence that our finance business financial results will continue to improve in 2006.”

“Overall demand for our home improvement products remains strong and our expansion plans remain on track,” Mr. Gross concluded. “Based on normal seasonality and improvement in all of our business segments, we expect to show materially higher revenues and profits in the second quarter 2006.

USHS REPORTS FIRST QUARTER 2006 RESULTS    PAGE THREE

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its first quarter results at 4:30 p.m. EST, Thursday, May 11, 2006.

Interested parties may access the call by calling 800-811-8830 from within the United States, or 913-981-4904 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 18, 2006, and can be accessed by dialing 888-203-1112 (U.S.), 719-457-0820 (Int’l), passcode 4764680.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 11, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States.

USHS REPORTS FIRST QUARTER 2006 RESULTS    PAGE FOUR

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenues	$22,821	$21,128
Costs and expenses:
Cost of remodeling contracts	10,859	10,503
Branch operations	1,724	1,214
Sales, marketing and license fees	7,835	7,379
Interest expense on financing of loan portfolios	691	523
Provision for loan losses	178	237
General and administrative	2,681	3,167
Total costs and expenses	23,968	23,023
Operating loss	(1,147)	(1,895)
Interest expense	122	101
Other income (expense)	77	46
Loss from continuing operations before income taxes	(1,192)	(1,950)
Income tax expense (benefit)	(456)	(718)
Loss from continuing operations	(736)	(1,232)
Net gain on discontinued operations	—	16
Net loss	$(736)	$(1,216)
Net loss per common share – basic and diluted:
Continuing operations	$(0.09)	$(0.15)
Discontinued operations	—	—
Net loss	$(0.09)	$(0.15)
Number of weighted-average shares of common stock outstanding – basic and diluted	7,956,820	7,889,749

Segment Information:
Revenues:
Home Improvement	$21,177	$19,623
Consumer Finance	1,644	1,505
Total	22,821	21,128
Net loss from continuing operations:
Home Improvement	(674)	(1,111)
Consumer Finance	(62)	(121)
Total	$(736)	$(1,232)

USHS REPORTS FIRST QUARTER 2006 RESULTS    PAGE FIVE

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$3,277,599	$4,417,381
Restricted cash	3,777,296	1,824,012
Accounts receivable, net	4,703,766	3,910,307
Income tax receivable	1,173,697	717,571
Commission advances	603,975	505,796
Inventories	3,571,284	3,306,947
Prepaid expenses	1,142,720	1,123,005
Deferred income taxes	818,139	830,890
Finance receivables held for investment, net	44,295,122	43,451,423
Property, plant, and equipment, net	5,922,981	6,044,291
Goodwill	7,357,284	7,357,284
Other assets	841,724	868,602

Total assets	$77,485,587	$74,357,509

Liabilities and Stockholders’ Equity
Accounts payable	$3,745,883	$2,858,185
Customer deposits	729,842	1,240,190
Accrued wages, commissions, and bonuses	1,403,011	1,005,720
Federal and state taxes payable	334,719	397,873
Other accrued liabilities	1,155,509	1,130,186
Deferred income taxes	1,240,634	1,240,634
Debt	48,045,276	45,099,290
Capital lease obligations	55,298	336,017

Total liabilities	$56,710,172	$53,308,095

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 8,044,044 and 7,976,286 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	8,044	7,976
Additional capital	18,135,712	17,887,394
Unearned compensation – restricted stock awards	—	(213,224)
Note receivable for stock issued	(274,950)	(274,950)
Retained earnings	2,906,609	3,642,218

Total stockholders’ equity	20,775,415	21,049,414

Total liabilities and stockholders’ equity	$77,485,587	$74,357,509